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                                                                    EXHIBIT 99.1

                                 [AMFM Heading]




For Immediate Release                          News Announcement

CONTACT:                                       Joseph N. Jaffoni, Stewart Lewack
D. Geoffrey Armstrong                          Jaffoni & Collins Incorporated
AMFM Inc.                                      212/835-8500; afm@jcir.com
214/922-8700

JIMMY DE CASTRO TO RETIRE FROM AMFM INC.

         CHICAGO AND DALLAS, FEBRUARY 16, 2000 -- AMFM Inc. (NYSE:AFM - news), the nation's leading radio broadcaster, announced today that James E. de Castro, 47, Vice-Chairman of AMFM Inc., President and Chief Executive Officer of AMFM Radio Group and Chairman and Chief Executive Officer of AMFMi, the Company's Internet operation, is retiring from the Company and its Board of Directors, effective February 18.

         Kenneth J. O'Keefe, AMFM Radio Group's Chief Operating Officer, will assume Mr. de Castro's responsibilities managing the Company's radio operations and Michael J. Levitt, an AMFM director and AMFMi director, will serve as interim Chief Executive Officer of AMFMi. Mr. de Castro is expected to announce his future career plans shortly.

         Thomas O. Hicks, AMFM's Chairman and Chief Executive Officer, commented, "AMFM would not enjoy the success and stature it has today were it not for Jimmy and his tireless efforts to build this Company into the industry's dominant broadcaster. He has imparted knowledge, innovation and determination to this organization, inspiring his employees to perform their best and generate results that are the envy of the industry. The people and stations with which Jimmy worked are a lasting legacy of his efforts. Our employees, listeners, advertisers and shareholders owe him debt of gratitude, and we wish him every success in his next endeavor."

         Mr. Hicks added, "Jimmy's approach to building was predicated on his ability to motivate others to achieve the unachievable. In this regard, he successfully recruited some of the industry's best management, programming, operations, sales and marketing talent to succeed him, leaving AMFM positioned for further growth in its core radio broadcasting operations as well as in the Internet."

         Mr. de Castro said, "During my 25-year career in radio, I've worked with some incredible people and developed some very close relationships and friends. But the most satisfying thing comes not from building the industry's largest station group, but from having brought to AMFM so many talented people who are now reaping the benefits of the success we've achieved, not just as employees but as owners of the Company. I'm very proud of everyone's accomplishments and look forward to participating in their continued success as a shareholder of Clear Channel Communications."




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         Mr. de Castro is one of the radio broadcasting industry's leading operations and programming executives, having successfully managed the tremendous growth of the Company's stations base from six stations in 1988 to more than 440 presently. Notable accomplishments include:

         Co-founding Evergreen Media, a pioneering and award-winning radio broadcaster that merged with Chancellor Broadcasting in 1997 to form Chancellor Media, the predecessor company to AMFM. The result today is a broadcasting entity with top-rated station clusters in the nation's top 10 radio markets, a revenue base diversified geographically and by format, and a national weekly listening audience of approximately 64 million people.

         Recruiting and building a deep, industry-leading management team in the areas of operations, sales, programming, marketing and development including:
Ken O'Keefe; John Fullam, Eastern Region Executive Vice President; David Lebow, Chief Operating Officer of the Company's Office of Product and Strategy and Western Region Executive Vice President; John Coulter, Senior Vice President of Sales; Thomas Garry, Regional Executive Vice President and Regional Sales Vice President; Jim Donahoe, President of Gulf Pac and San Diego markets; John King, President of the Sea Star markets; Jim Shea, President of Atlantic Star and Central Star markets; David Kantor, President of AMFM Radio Networks; Erik Hellum, the Western Regional Sales Vice President; Andrew Rosen, Eastern Regional Sales Vice President; Beverly Tilden, Senior Vice President of Marketing; Kami Doyle, Vice President of Finance; Alison Glander, President of Chancellor Marketing Group; Gerry Tabio, Senior Vice President of AMFM and President of its Creative Resources Group; and Gary Lee, Vice President of New Media.

         Engineering some of the industry's most renown station turnarounds including KKBT-FM in Los Angeles (1989), WRCX-FM in Chicago (1994), WKTU-FM in New York (1996) and KCMG-FM in Los Angeles (1998). His work at WKTU-FM earned Mr. de Castro Radio Ink magazine's Co-Radio Executive of the Year distinction in 1996. Mr. de Castro garnered further industry acclaim being named Person of the Year in 1997 by The Broadcast Advertising Club of Chicago and Group Executive of the Year in 1999 by R&R.

         Identifying and rolling out some of radio's most innovative new formats including Jammin'Oldies, the 'Alice' format known as Rockin Hits and the rhythmic mass appeal sound of New York's WKTU-FM.

         Launching the AMFM Radio Networks in 1997 to leverage the Company's broad station base, on-air personalities and advertising inventory into a platform for national advertisers.

         Forging AMFM's early Internet partnerships including a joint venture with CNET to form the country's first all-technology format radio station in San Francisco and a strategic alliance with traffic.com to promote its real-time traffic information in Philadelphia.

         Implementing a market management structure in 1999 to maximize AMFM's cluster opportunity through top-line growth, ratings performance, expense control and the recruitment of on-air talent and operations personnel.

         AMFM Inc., the nation's largest radio broadcasting entity, consists of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, Broadcast Architecture, Inc. and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with approximately 440 stations in 100 markets reaches a



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weekly listener base of 64 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. Broadcast Architecture is a wholly-owned subsidiary of AMFM and provides research, consulting and programming services domestically and internationally. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's e-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

         AMFM has entered into a merger agreement with Clear Channel Communications, Inc. (NYSE:CCU-news) pursuant to which AMFM's stockholders would receive 0.94 shares of Clear Channel common stock for each share of AMFM common stock held on the record date of the transaction. AMFM will subsequently become a wholly-owned subsidiary of Clear Channel. The merger with Clear Channel is expected to be consummated in the second half of 2000.